EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and in the headnote to "Selected Historical and Pro Forma Financial Data" in the Proxy Statement of Daig Corporation that is made a part of the Registration
Statement (Form S-4) and related Prospectus of St. Jude Medical Inc. for the registration of 10,013,319 shares of its common stock and to the incorporation by reference therein of our report dated February 5, 1996, with respect to the consolidated financial statements of St. Jude Medical, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 19, 1996